UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) December 13, 2007

ATSI Communications, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation

1-15687 (Commission File Number)	74-2849995 (I.R.S. Employer Identification No.)

3201 Cherry Ridge, Building C, Suite 300 San Antonio, Texas (Address of Principal Executive Offices)	78230 (Zip Code)

(210) 614-7240
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act.

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01. Entry into a Material Definitive Agreement.

On Wednesday, December 12, 2007, ATSI Communications, Inc. (the "Registrant") entered into a $3 million accounts receivable financing agreement with Wells Fargo Business Credit (“WFBC”), a division of Wells Fargo Bank, N.A. Under the terms of the Account Transfer Agreement, the Registrant may offer to sell with recourse not less than $350,000 nor more than $3,000,000 in its accounts receivable to WFBC each month during the term of the agreement, up to a maximum amount outstanding at any time of $3,000,000. The Registrant is not obligated to offer accounts in any month and WFBC has the option to decline to purchase any accounts.

WFBC will pay Registrant the face amount of each account sold less a fee of 0.0349% of the face amount for each day after the sale until the account is collected in full. If any account is not collected within 90 days after sale or WFBC determines that the account debtor is not financially able to pay the account, the Registrant is required to repurchase such account from WFBC for the face amount thereof. Performance of the agreement is secured by a security interest in all of the Registrants accounts receivable and certain officers of the Registrant have provided a limited guaranty for the benefit of WFBC in the event of a breach of representations by the Registrant with respect to any account sold or the improper receipt and retention of payments under any account by any person.

The agreement may be terminated by the Registrant upon 30 days written notice at the end of each year. The Registrant is required to pay a fee in the amount of 0.5% of the highest amount outstanding under the agreement if the agreement is terminated by WFBC for default or is terminated by the Registrant.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 12, 2007, the Registrant entered into the Account Transfer Agreement described under Item 1.01 of this report. [As of the date of this report, the Registrant has not sold any accounts to WFBC.]

ITEM 9.01. Financial Statements and Exhibits.

The following documents are filed as exhibits to this Report

Exhibit No.	Description
10.1	Account Transfer Agreement dated December 12, 2007 between ATSI Communications and Wells Fargo Business Credit Division of Well Fargo Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATSI Communications, Inc. Dated: December 13, 2007

By:	/s/ Antonio Estrada
Antonio Estrada
Corporate Controller